Exhibit 10.1

DISTRIBUTOR AGREEMENT

This Distributor Agreement (“Agreement”) is made effective as of November _, 2015 (the “Effective Date”) by and between GigOptix, Inc., a company incorporated under the laws of the State of Delaware, USA, having its chief place of business at 130 Baytech Drive, San Jose, CA 95134, USA (“GigOptix”) and Avnet Asia Pte Ltd,, a company organized under the law of Singapore , with its principal place of business at 151 Lorong Chuan, #06-03, New Tech Park, Singapore 556741 (“Distributor”).

GigOptix is a designer, manufacturer and seller of certain high speed semiconductor products for interfacing with Optical Communication Systems, RF and Microwave, Millimeter-Wave, High Speed Digital Semiconductor Products and ASIC’s.

As a part of its business, GigOptix designs and manufactures custom integrated circuits based on the specifications and requirements of each customer (the “Semiconductor Products”).

Distributor and GigOptix desire for Distributor to promote, market, and sell the GigOptix Solutions, the Semiconductor Products, and related services in the Territory/Customers (as further described in Exhibit A).

1.             Grant; Ownership; Restrictions

(a)           Grant. Subject to the terms and conditions of this Agreement, GigOptix appoints Distributor for the term of this Agreement, and Distributor accepts such appointment, as the non-exclusive independent distributor of the GigOptix Solutions, the Semiconductor Products, and related services in the Territory. Distributor may trade under this Agreement through its Affiliates and the terms and conditions of this Agreement shall automatically extend to any Affiliate of Distributor which may now exist or hereafter be formed or acquired by Distributor. For the purposes of this Agreement, “Affiliate” shall mean any person, partnership, joint venture, company, corporation or other form of enterprise, domestic or foreign, that directly or indirectly control or own, are controlled or owned by, or are under common control or ownership with the Distributor. Distributor shall not promote or market the GigOptix Solutions, or solicit Purchase Order for Semiconductor Products from any customer or prospective customer located, outside of the Territory. The initial Semiconductor Products and their respective pricing and Customers are set forth in Exhibit A. Additional Semiconductor Products, their pricing, and Distributors will be set forth in the Executed Quotations (as defined in Section 4(a)(ii)). Because the Semiconductor Products are specifically designed for each Customer, Distributor may only distribute and sell the Semiconductor Products to the Customers for whom the chips were designed.

(b)           Ownership. With respect to any mask-work developed by GigOptix in connection with a Purchase Order for services, and any software and/or documentation incorporated in or bundled with the Semiconductor Products, all ownership rights in and to such mask-work, software and/or documentation shall remain solely and exclusively with GigOptix. No rights are granted to any intellectual property residing in the Semiconductor Products (including without limitation, software and/or documentation or any data furnished hereunder) except the grant of a non-exclusive, non-transferable copyright license under GigOptix’s copyrights to Distributor, to distribute the software (in object code format) and/or documentation only as part of the Semiconductor Products. GigOptix represents that it each customer of its Semiconductor Products will have all necessary rights under GigOptix’s copyrights for the use of such software (in object code format) and/or documentation.

(c)           Pass-Through Terms. Distribution of the Semiconductor Products is subject to an agreement between Distributor and its customers that protects GigOptix’s interests at least to the same extent as these terms and conditions.

(d)           Restrictions. Unless otherwise specifically provided in writing, Distributor shall not have the right to any mask-work or software source code. Distributor shall not: (a) modify, adapt, alter, translate, or create derivative works from, the software; (b) assign, sublicense, lease, rent, loan, transfer, disclose, or otherwise make available the software; (c) merge the software with any other software; or (d) reverse assemble, decompile, disassemble, or otherwise attempt to derive the source code for the software without written authorization from GigOptix, except to the extent permitted by law. Distributor shall not remove any proprietary rights legends of GigOptix in any software or documentation provided by GigOptix.

2.             Responsibilities of GigOptix

GigOptix will:

(a)           Provide marketing, technical, and sales assistance to Distributor to support seminars, trade shows, and special customer presentations as the parties mutually deem appropriate;

(b)           Supply sales materials, drawings, catalogues, and other material in necessary for promoting the sale of GigOptix Solutions and Semiconductor Products;

(c)           Cooperate in the training of Distributor’s sales force and field service engineers to most efficiently and effectively sell and service the GigOptix Solutions and Semiconductor Products;

(d)           Provide technical support via telephone and electronic media in accordance with GigOptix’s then-current technical support policy, as well as on-site technical support, provided that any request for on-site technical support is reasonable and that the responsibility for associated costs is determined on a case-by-case basis; and

(e)           Obtain and maintain all necessary export licenses and documentation for the export of the Semiconductor Products to the Territory.

3.             Responsibilities of Distributor

Distributor will:

(a)           (i) Promote actively and use its commercially reasonable efforts to effect the sale and service of the GigOptix Solutions and Semiconductor Products within the Territory, (ii) conduct business in a manner that complies with the terms of this Agreement (iii) avoid deceptive, misleading or unethical practices that are or might be detrimental to GigOptix, GigOptix Solutions, Semiconductor Products or the public, (iv) make no false or misleading representations (including, without limitation, in advertising) with regard to GigOptix, GigOptix Solutions, or Semiconductor Products, and (v) make no representations, warranties or guarantees on behalf of GigOptix to customers or to the trade with respect to the specifications, features or capabilities of GigOptix Solutions or Semiconductor Products that are inconsistent with the literature distributed by GigOptix;

(b)           Maintain a qualified sales and marketing staff as well as applications and service staff sufficient to provide for the sales and support of GigOptix Solutions and Semiconductor Products in the Territory. Such sales and other staff for the GigOptix Solutions and Semiconductor Products will not be used to sell products or services of competitors of GigOptix to any accounts, and shall be segregated from such staff of Distributor who sells such products or services of competitors of GigOptix;

(c)           Advise GigOptix in a timely manner as to all aspects of a proposed sale of services or products to enable GigOptix to fill customer orders promptly, and answer customer inquiries promptly;

(d)           Actual Monthly Sales Reports. provide GigOptix, for each calendar Month, on or before the fifth (5th ) day of the following month, written reports setting forth a detail report showing the quantity and GigOptix part number of component products delivered in the preceding month along with the selling price for each end customer, any problems with the Products reported by those end customers during such month;

(e)           Monthly Inventory Reports. provide GigOptix, for each calendar Month, on or before the fifth (5th) day of the following month, written reports setting forth a detail report showing the inventory level of each GigOptix part number of component;

(f)           Monthly Purchase Forecast. provide a monthly forecast of end customers’ requirements including both (i) firm backlog backed by the specific purchase orders and (ii) future forecasted units from end customers;

(g)           Comply with good business practices and all applicable international, national, state, regional and local laws and regulations relevant to this Agreement as well as avoid activities or trade practices that may be injurious to GigOptix’s good name and goodwill;

(h)           Display and use properly GigOptix’s trademarks solely in accordance with GigOptix’s guidelines and refrain from the use of any GigOptix’s trademark on a Semiconductor Products not manufactured by GigOptix;

(i)           Provide pre-and post-sales first line technical support services for the GigOptix Solutions and Semiconductor Products;

(j)           Translate and reproduce all GigOptix manuals, advertising and promotional materials used in connection with Semiconductor Products into the language(s) of the Territory, subject to GigOptix’s final approval of the translation on a as needed basis; and

(k)           Comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the technical information and technology disclosed hereunder.

4.             Pricing, Payment, and Taxes

(a)           Prices to Distributor

(i) During the term of this Agreement, based on each request for quotation from Distributor specifying the type of GigOptix Solution, Semiconductor Products, and any other relevant information (including but not limited to quantity, lead time, and/or requested Non-Recurring Engineering (NRE) or other services), GigOptix shall prepare a quote for Distributor setting forth the pricing and the information requested for each GigOptix Solution, Semiconductor Products, or service. Because Semiconductor Products are customized to each application, GigOptix will provide a quotation to Distributor after all the necessary technical information is provided to GigOptix by Distributor.

(ii) All quotations issued by GigOptix must be accepted or rejected by Distributor (a non-response will be deemed a rejection) within thirty (30) days from the date of the issuance of such quotation, and if accepted by Distributor, will remain valid for the remainder of the term of this Agreement. Once a quotation is accepted by Distributor (“Executed Quotation”), it will be deemed a part of this Agreement. Any change to price shall be notified to Distributor in writing at least thirty (30) days prior to the planned date of change and be subject to acceptance by Distributor.

(iii) Distributor shall issue a Purchase Order (“Purchase Order”) to GigOptix for any such quoted GigOptix Solution, Semiconductor Products, or services it wishes to order. Purchase Orders submitted will be accepted or rejected by GigOptix within five (5) business days.

(iv) Distributor shall be solely responsible for determining the price it sells the GigOptix Solution, Semiconductor Products, and services to its customers at its sole discretion, and may at its sole discretion, add shipping cost, interest, applicable taxes and any other markup.

(b)           Distributor shall pay GigOptix within 30 days from the date of invoice. All payments shall be made in United States dollars. Distributor shall at all times remain obligated to make payments to GigOptix, regardless as to whether Distributor receives payment from the customer. Unless otherwise agreed by GigOptix in writing, Distributor will make all payment by wire transfer to a bank account designated by GigOptix.

(c)           GigOptix’s prices do not include any national, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which GigOptix may be required to collect from Distributor upon the delivery of Semiconductor Products or upon collection of the license fees or otherwise. Should any tax or levy be made, Distributor agrees to pay such tax or levy. Distributor represents and warrants to GigOptix that all Semiconductor Products acquired hereunder are for redistribution in the ordinary course of Distributor’s business, and Distributor agrees to provide GigOptix with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees. Distributor will pay any withholding taxes required by applicable law. Distributor will supply GigOptix with evidence of such payment of withholding tax, in a form acceptable to GigOptix to meet the requirements for claiming foreign tax credits on GigOptix’s federal income tax return.

5.             Purchase Orders

(a)           All Purchase Orders for GigOptix’s Semiconductor Products placed by Distributor to GigOptix shall be in writing and shall be subject to acceptance in writing by GigOptix.

(b)           The terms and conditions of this Agreement and the Executed Quotation will apply to each Purchase Order accepted or shipped by GigOptix hereunder. Any terms, conditions or information appearing on any Purchase Orders or acknowledgments or related correspondence, other than the part number, price, quantity, ship-to address, shipping instructions and requested delivery date, will be of no effect unless expressly specified in this Agreement.

(c)           In the event that Distributor cancels a Purchase Order that has been accepted in writing by GigOptix:

(i) If the Purchase Order is for services (e.g. Non-Recurring Engineering (NRE) or setup), the cancellation charges will be as set forth in the statement of work that accompany the Purchase Order for such services.

(ii) Purchase Orders for Semiconductor Products cannot be cancelled, nor can they be returned once shipped by GigOptix, unless Distributor gives GigOptix the notice for cancellation at least sixty (60) days prior to the confirmed delivery date.

(d)           GigOptix reserves the right to charge rescheduling fees once a Purchase Order for Semiconductor Products has been accepted by GigOptix except as expressly set forth below. Rescheduling fees may include without limitation charges for work in progress or work already completed, and are immediately due and payable upon the request to reschedule. No fee will apply to the request to reschedule one particular item, per line item if it is made more than 2 weeks from the scheduled date of shipment to be delivered within the same calendar quarter.

6.             Shipment, Risk of Loss, and Delivery

GigOptix will use commercially reasonable efforts to ship Semiconductor Products to Distributor’s shipping address as set forth in the applicable purchase order by the delivery date specified by GigOptix. Distributor considers “On-Time-Delivery” to be zero (0) days early, and zero (0) days late with respect to GigOptix’s first scheduled delivery date.. All Semiconductor Products will be delivered ex works (Incoterms, 2000) GigOptix’s shipping point. Risk of loss will pass to Distributor when GigOptix makes Semiconductor Products available to the carrier at the shipping point. Distributor will pay all shipping charges, including without limitation transportation charges and insurance premiums, and will be responsible for all taxes, duties, and any other governmental assessment applicable to any shipment.

7.             Distribution Rights and Sales Representative Conversion

(a)           The design for Semiconductor Products can only originate in the Territory. The Distributor will have the right to distribute the Semiconductor Products on a worldwide basis.

(b)           There may exist special circumstances, e.g., the volume of shipments becomes too large for the Distributor to execute, or Contract Manufacturing moves to another country, where the Distributor is unable to fulfill all the responsibilities of the Distributor as described in Section 3. In such case and for a specific product, provided that both the Distributor and GigOptix mutually agree, there can be a change from a Distributor to a Sales Representative.

8.             Stock Rotation

Twice each calendar year, on February 1 and August 1, Distributor shall be entitled to exchange Semiconductor Products that are in Distributor’s inventory for Semiconductor Products of a different type that are then being currently produced by GigOptix. The following terms and conditions shall apply to such stock rotation:

(a)           Total dollar amount of the exchange, measured by the number of Semiconductor Products to be exchanged multiplied by Distributor’s purchase price, minus any previous price adjustments, and shall be no more than five percent (5%) of the Distributor’s previous six (6) months’ cumulative shipments from GigOptix.

(b)           All stock rotation proposals shall be accompanied by an offsetting purchase order for replacement Semiconductor Products. The dollar amount of this purchase order shall be equal to or greater than the dollar amount of the stock rotation proposal at Distributor cost.

9.             End of Life

In some circumstances, GigOptix will receive notification from one of its third party manufacturing partners of End of Life of one or more of the target fabrication technologies or packages used to manufacture product or due to business reasons, GigOptix decides to End of Life the Semiconductor Product. In either case, GigOptix will provide Distributor and its customer with at least one hundred and eighty (180) days advance written notification of its intention to designate End of Life of such Semiconductor Product, after which manufacturing capability for product will be terminated. Through its written notification, GigOptix will offer Distributor an option to place a last-time buy purchase order for product. Customer will have ninety (90) days from receipt of written notice to place last-time buy purchase orders. Deliveries of Semiconductor Product for last-time buys must be scheduled for shipment within six (6) months of order placement. Last-time buy orders must be placed in increments of full lot quantities. GigOptix reserves the right to ship all good material from final build lot. Distributor may exchange inventory of Semiconductor Products which have been End of Lifed pursuant to Section 8.

10.          Decommission.

If Distributor does not place a production order within a period of twelve (12) consecutive months for Semiconductor Products to GigOptix, GigOptix reserves the right to discontinue maintaining the manufacturing tooling including masks & test hardware/software required for manufacturing such Semiconductor Products and inform Distributor in writing ninety (90) days in advance that the Semiconductor Products will be expired. If a customer has a need to resurrect the expired Semiconductor Product in the future, GigOptix may be able to retool expired designs using its databases, subject to availability of these electronic databases. GigOptix will provide a quotation of NRE charges and production pricing if resurrection is feasible.

11.          Term and Termination

(a)           The initial term of this Agreement shall be 1 year commencing as of the Effective Date. At the end of such one-year period, this Agreement shall be renewed automatically for additional periods of one (1) year for each of the renewal unless either party provides written notice to the other party of its intention not to renew this Agreement, at least 60 days prior to the expiration of the original one-year period of this Agreement or any renewal thereof.

(b)           Either party may terminate this Agreement at any time prior to the expiration of its stated term in the event that the other party materially breaches this Agreement and such breach continues unremedied for a period of thirty (30) days following written notice of such failure or default.

(c)           This Agreement terminates automatically, with no further act or action of either party, if a receiver is appointed for either party or its property, either party makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against either party under any bankruptcy, insolvency or debtor’s relief law, or either party is liquidated or dissolved.

(d)           In the event that any notice of termination of this Agreement is given, GigOptix will be entitled to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination if availability of Semiconductor Products is insufficient at that time to meet the needs of GigOptix and its customers fully. Notwithstanding any credit terms made available to Distributor prior to such notice, any Semiconductor Products shipped thereafter shall be paid for by certified or cashier’s check prior to shipment.

(e)           Upon termination or expiration of this Agreement:

(i) The due dates of all outstanding invoices to Distributor for Semiconductor Products automatically will be accelerated so they become due and payable on the effective date of termination, even if longer terms had been provided previously.

(ii) Distributor shall cease using any GigOptix trademark, trade name, logo or designation.

12.          Proprietary Information

(a)           GigOptix and Distributor acknowledge that, in the course of performing their duties under this Agreement, they may obtain the other party’s information that is of confidential and proprietary nature (collectively “Proprietary Information,” hereinafter referred to as “Proprietary Information”). Such Proprietary Information may include, without limitation, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, financial information and sales and marketing plans. Both GigOptix and Distributor and their employees and agents shall, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than performing its duties under this Agreement, nor shall GigOptix and Distributor and their employees and agents disclose any such Proprietary Information to any person without the other party’s prior written consent.

(b)           GigOptix and Distributor and their employees and agents shall not be bound by subpart (a) of this Section with respect to information that (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of GigOptix or Distributor or their employees and agents, (ii) is lawfully received from third parties without restriction on its disclosure, (iii) was lawfully in the possession of GigOptix or Distributor without restriction prior to its disclosure by GigOptix or Distributor, or (iv) was independently developed by GigOptix and Distributor and their employees and agents without access to the other party’s Proprietary Information.

(c)           The parties’ duty to protect Proprietary Information shall survive any expiration or termination of this Agreement, and shall extend for a period of three (3) years from the date of disclosure of the Proprietary Information.

(d)           GigOptix and Distributor shall return all Proprietary Information promptly upon expiration or termination of this Agreement, or upon any earlier request to do so made in writing by the other party.

(e)           Neither party shall disclose the terms and conditions of this Agreement to any third party without the other party’s prior approval in writing except that Distributor can disclose the existence of this Agreement to its potential customer only for purpose of promote the Semiconductor Products, GigOptix Solutions and related services . Notwithstanding the foregoing, each party may disclose the existence and content of this Agreement in confidence to its legal counsel, accountants, bankers and financing sources as necessary in connection with obtaining services from such third parties, provided such third parties are bound to confidentiality no less stringent than the provisions of this Agreement. Further, each party may disclose the existence and contents of this Agreement as required by the applicable rules and regulations of the Securities Exchange Commission or equivalent authority in any other relevant jurisdiction; subject, however, to the party taking reasonable steps consistent with such rules and regulations to minimize the scope and extent of the disclosure.

(f)           Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any patent, copyright, trade secret or other intellectual property right, other than the rights expressly granted in this Agreement.

13.          Indemnity

(a)           Indemnification of Distributor. GigOptix will, at its expense, indemnify, defend and hold harmless Distributor and its customers against all costs and damages resulting from any claim based on an allegation:

(i) that Semiconductor Products, GigOptix Solutions or related services, as supplied or provided by GigOptix hereunder, infringes a patent, copyright or other intellectual property right of a third party, or

(ii) of any bodily injury or death of any customer of Distributor or other person caused by the willful or grossly negligent acts or omissions of GigOptix;

provided that Distributor (i) gives GigOptix prompt written notice of any such claim, (ii) allows GigOptix to direct the defense and settlement of the claims, and (iii) provides GigOptix with the information and assistance necessary for the defense and settlement of the claim. If a final injunction is obtained in an action based on any such claim against Distributor’s use or sale of a Semiconductor Products by reason of infringement, or if in GigOptix’s opinion such an injunction is likely to be obtained, GigOptix may, at its sole option, either (i) obtain for Distributor the right to continue using the Semiconductor Products, (ii) replace or modify the Semiconductor Products so that it becomes noninfringing, or (iii) if neither (i) nor (ii) can be reasonably effected by GigOptix, credit to Distributor the prices paid for the Semiconductor Products during the twelve (12) months prior to the credit, provided that such Semiconductor Products are returned to GigOptix in an undamaged condition.

(b)           No Combination Claims. Notwithstanding subpart (a) of this Section 13, GigOptix shall not be liable to Distributor for any claim arising from or based upon the combination, operation or use of any Semiconductor Products with equipment, data or programming not supplied by GigOptix, or arising from any alteration or modification of Semiconductor Products (so long as the Semiconductor Products do not independently constitute the infringement or cause such bodily injury or death without such combination, alternation or modification).

(c)           Limitation. THE PROVISIONS OF THIS SECTION SET FORTH THE ENTIRE LIABILITY OF COMPANY AND THE SOLE REMEDIES OF DISTRIBUTOR WITH RESPECT TO INFRINGEMENT AND ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPRIETARY RIGHTS OF ANY KIND IN CONNECTION WITH THE SERVICE, INSTALLATION, OPERATION, DESIGN, DISTRIBUTION OR USE OF THE GIGOPTIX SOLUTIONS OR SEMICONDUCTOR PRODUCTS.

14.          Warranty and Disclaimer

(a)           Warranty. Subject to this Agreement, GigOptix warrants that for the lesser of twelve (12) months from the date of shipment from Distributor to Distributor’s customer or fifteen (15) months from the date of shipment to Distributor by GigOptix, that the Semiconductor Products, as provided by GigOptix will materially conform to GigOptix’s specifications for such Semiconductor Products. Prototypes, samples and risk production (defined as a customer requested build, not built to the specifications or before verification is complete) are not covered by this warranty provided that any Prototypes, samples and risk production shall be clearly identified in the quotation from GigOptix with a statement of sold without warranty. Distributor’s sole remedy for breach of the foregoing warranty will be limited exclusively to Semiconductor Products replacement or, if replacement is inadequate as a remedy or is in GigOptix’s opinion impractical, refund of the purchase price for such Semiconductor Products. Distributor may ship Semiconductor Products returned under warranty claims to GigOptix’s designated facility only so long as the returns are in conformance with GigOptix’s then-current Return Material Authorization policy. Where warranty adjustment is made, GigOptix will pay for freight expenses Distributor shall pay for returned Semiconductor Products which are not defective or non-conforming together with the freight, testing and handling costs associated therewith. GigOptix shall have no obligations for breach of warranty if the alleged defect or non-conformance is found to have occurred as a result of misuse, neglect, improper installation or accident, or as a result of improper repair, alteration, storage, shipping or handling.

(b)           GigOptix represents and warrants that any gold, tantalum, tin or tungsten included in the Products provided to Distributor by GigOptix either (i) came from recycled or scrap sources or (ii) did not originate in the Democratic Republic of the Congo or an adjoining country. GigOptix will provide information and supporting documents to this effect as reasonably requested by Distributor.

(c)           Disclaimer. “”THE WARRANTY SET FORTH IN SECTION 14(a) IS IN LIEU OF, AND GIGOPTIX HEREBY DISCLAIMS, ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT.

(d)           Other. Distributor will make no warranty, guarantee or representation, whether written or oral, on GigOptix’s behalf.

15.          Trademark and Tradenames

(a)           Distributor acknowledges that GigOptix is the owner of certain trade names and trademarks. Distributor agrees to use such names and marks only in accordance with subpart (b) of this Section, and will not attempt to register such name or mark in its own name either during the period or after the termination of this Agreement.

(b)           GigOptix grants to Distributor for the period of this Agreement the right to use its trade names and the trademarks in connection with the sale, distribution, and servicing of the Semiconductor Products purchased under this Agreement and its advertising material relating to such Semiconductor Products, solely in accordance with the guidelines provided by GigOptix and the other terms and conditions of this Agreement. Distributor shall identify itself as an authorized Distributor of Semiconductor Products in connection with all activities related to such Semiconductor Products, and not to use any other trademark or name to identify such Semiconductor Products. Distributor shall not use such name or mark in any manner that might indicate that Distributor was other than an authorized Distributor acting as an independent contractor.

16.          Limitation of Liability

IN NO EVENT WILL GIGOPTIX OR DISTRIBUTOR BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA AND LOST PROFITS, ARISING FROM OR RELATING TO THE PRODUCTS OR THIS AGREEMENT EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE INDEMNIFICATION AS PROVIDED BY GIGOPTIX PURSUANT TO SECTION 13(a)(i), GIGOPTIX’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT AND THE PRODUCT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNT OF PRICES AND FEES PAID TO GIGOPTIX FOR THE SEMICONDUCTOR PRODUCTS, GIGOPTIX SOLUTIONS AND RELATED SERVICES IN THE MOST RECENT TWELVE MONTHS. DISTRIBUTOR ACKNOWLEDGES THAT THE PRICES AND FEES PAID TO IT REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT GIGOPTIX WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON ITS LIABILITY. .

17.          General

(a)           Specific Uses. Distributors and its Customers using or selling GigOptix’s Semiconductor Products in life support equipment, nuclear products, or other applications where malfunction of a Semiconductor Products can reasonably be expected to result in a personal injury do so at their own risk and Distributor warrants it will not permit its Customers for such use or sell, or supply to any Customer that to its awareness will use or sell for use for such restricted purpose.

(b)           ITAR Compliance. All ITAR (ITAR 22 CFR 120-130, Non-Classified) requirements must be identified by Distributor’s Purchase Order and related change orders, and approved by GigOptix prior to processing the Distributor Purchase Order. Unclassified, Controlled/Accountable Items (U-C/AI) requirements must be identified by Distributor’s Purchase Order and related change orders, and approved by GigOptix prior to processing the Distributor Purchase Order.

(c)           Notices. Any notices required by the Agreement or this Agreement shall be sufficient only if dispatched by Email, facsimile, personally delivered, delivered by a major commercial rapid delivery courier, or mailed by certified or registered mail, return receipt requested.

(d)           Severability. If any provision of the Agreement or of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

(e)           Force Majeure. If in the performance of this Agreement, or any obligation hereunder except the making of payments hereunder is prevented, restricted or interfered with by reason of: fire, flood, earthquake, explosion, or other casualty or accident; strikes or labor disputes; inability to procure or obtain delivery of parts, supplies or power; war or other violence; any law, order, proclamation, regulation, ordinance, demand, or requirement of any government agency; or any other condition or act whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction, or interference; provided, however, that the party so affected shall take all reasonable steps to avoid or remove such cause of nonperformance and shall resume performance hereunder with dispatch whenever such causes are removed.

(f)           Relationship of Parties. The parties hereto are independent contractors, and each is solely responsible for all of its employees and agents, labor costs, expenses and liabilities arising in connection therewith..

(g)           Controlling Law. This Agreement shall be governed by and constituted under the laws of the State of California, USA, without regard to any provision that would cause the laws of another jurisdiction to apply. The parties specifically disclaim the applicability of the United Nations Convention on Contracts for the International Sale of Goods.

(h)           Arbitration. All disputes under this Agreement (except as set forth below) will be submitted to final, binding arbitration under Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). Either party may initiate arbitration by providing a written request for arbitration to the other party and to the International Chamber of Commerce. The arbitration will be held in Santa Clara County, California, USA. “” If the amount of the claim is less than US $1,000,000, the arbitration will be conducted by one arbitrator. If the amount in dispute is equal to or greater than US $1,000,000, the arbitration will be conducted by a panel of three arbitrators. The arbitrator or arbitrators will be selected in accordance with the Rules and must have expertise in the subject matter of the dispute. The arbitrator or arbitrators may award specific performance, injunctions, or other equitable relief. Judgment upon any arbitration award may be entered in any court with jurisdiction over either party. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against the absent party. The parties will bear its own expenses in mediation, but will share all fees to ICC equally. Either party may seek equitable relief to enforce the rights granted in the Sections entitled “CONFIDENTIAL INFORMATION” or “OWNERSHIP” or to obtain a temporary restraining order or other provisional remedy to preserve the status quo or prevent irreparable harm. This Section 17(h) may be enforced by any court of competent jurisdiction, and a party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered.

(i)           Export Control. Distributor will at all times comply with all import and export laws, restrictions, and regulations of the United States and any applicable foreign agency or authority. Distributor will obtain all necessary licenses or exemptions for import export of any Semiconductor Products or other material deliverable by GigOptix to a location specified by Distributor, and will bear all expenses relating thereto. Upon GigOptix’s request, Distributor will demonstrate its compliance with all applicable laws and regulations prior to delivery of any Semiconductor Products or other material by GigOptix.

(j)           Amendment and Waiver. Any waivers or amendments to the Agreement or this Agreement shall be effective only if made in a writing that references this Agreement and that specifically states the intention of the parties to amend or waive the terms hereof and that is signed by an officer of GigOptix.

(k)           Attorneys’ Fees/Costs. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses, including, without limitation, attorneys’ fees.

(l)           No Assignment. This Agreement is not assignable by Distributor without written consent of GigOptix, except to a person or entity who acquires all or substantially all of the assets or business of GigOptix, whether by sale, merger or otherwise. Any assignment in violation hereof shall be null and void.

(m)           Entire Agreement. This Agreement is the complete and entire agreement between GigOptix and Distributor respecting the subject matter hereof.

(n)           Choice of Language. The original of this Agreement has been written in English. Distributor waives any right it may have under the law of Distributor’s Territory to have this Agreement written in the language of Distributor’s Territory.

(o)           Due Execution. The party executing this Agreement on behalf of each party represents and warrants that he or she has been duly authorized to execute this Agreement on behalf of such party.

In witness of the above, each party to this Agreement has caused it to be executed, effective as of the date first written above.

GigOptix, Inc.		Avnet Asia Pte Ltd.

By	Raluca Dinu	By:	Jane Neo
	(Print Name)		(Print Name)

Title	EVP Global Customer Operations	Title:	VP, Asia for Material Management & Marcom

Signature	/s/ RALUCA DINU	Signature	/s/ JANA NEO

EXHIBIT A